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                                                                      EXHIBIT 99


[American Medical Security Group LOGO]                          P. O. Box 19032
                                                      Green Bay, WI  54307-9032


[      News Release      ]                         For more information contact:
[  for Immediate Release ]                                          Cliff Bowers
                                                                  Vice President
                                                        Corporate Communications
                                                                   (920)661-2766


                    American Medical Security Announces Sale
                     Of Its Accountable Health Plan Network


         GREEN BAY, Wis. - September 10, 2003 -- American Medical Security Group, Inc. (NYSE:AMZ)(AMS) and IPACQ, Inc. have concluded an agreement for the sale of AMS' subsidiary, Accountable Health Plans of America, Inc.
(AHP), to IPACQ.

         Under terms of the agreement, IPACQ has purchased all outstanding common shares of AHP held by American Medical Security Holdings, Inc. for approximately $3.5 million in cash. As a result of the sale, AMS will report a one-time net gain from discontinued operations of approximately $0.05 per share in the third quarter of 2003.

         AHP is a PPO (preferred provider organization) network located in Arlington, Tex. The network contracts with more than 900 hospitals, and 100,000 physicians in eight primary states: Arizona, Florida, Iowa, Nebraska, North Dakota, South Dakota, Texas and Wisconsin.

         "AHP is no longer a strategic fit for our company," said Samuel V. Miller, AMS Chairman, President & Chief Executive Officer. "It's important that we focus our long-term strategies on our core businesses while transitioning AHP to an owner whose business is managing PPO networks."

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         IPACQ, Inc. specializes in providing payers with network and other health care services. IPACQ, through its subsidiary, Interplan, serves over two million Plan members for group health benefits, workers compensation, and auto payers throughout the western United States.

         According to Paul Glover, IPACQ Chairman and Chief Executive Officer, "AHP is well positioned in the changing health care environment and is a natural extension of IPACQ's service area. We are confident we can build on the progress of AHP with a seamless transition and in offering an expanded array of quality services to the company's current customers. We are also enthusiastic about working with AHP's provider partners to continue to develop new offerings."

         Under the agreement, AHP will continue to provide network services to AMS for a minimum of five years. AHP currently serves approximately 13% of AMS' members.

         American Medical Security Group, through its operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers. It provides medical and dental coverage for approximately 547,000 members.

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